EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CB Financial Services, Inc. (the “Company”) of our report dated March 13, 2024, relating to the consolidated financial statements of the Company and Subsidiaries appearing in the Company’s Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ Forvis Mazars, LLP
Pittsburgh, Pennsylvania
July 3, 2024